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PRICING SUPPLEMENT NO. 5                                     RULE 424(b)(2)
TRADE DATE:  June 18, 1997                           Registration No. 333-1709
(To Prospectus Supplement dated April 18, 1997
including the Prospectus dated March 20, 1996)

                            AEROQUIP-VICKERS, INC.
                              MEDIUM-TERM NOTES


                 Due More Than Nine Months from Date of Issue


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
Floating Rate Note ( )                        7.14% Fixed Rate Note (X)

Principal Amount    $3,000,000                Issue Price:  $3,000,000 or 100%
Original Issue Date: June 23, 1997            Specified Currency:  USD
Interest Accrual Date:  30/360 basis           Maturity Date: June 25, 2007

Redemption Date(s):     N/A                   New               Notice of
Redemption Price(s):    N/A                   Maturity          Renewal
Authorized Denominations (if other than       Date(s):          Dates:
denominations of $1,000 and integral
multiples of $1,000 in excess thereof         Interest Payment Period:  Semi-Annual
in U.S. Dollars):       N/A

Repayment Date(s):                            Interest Payment Dates:  May 1 and November 1
Repayment Price(s):                            Commencing November 1, 1997
Total Amount of OID:    N/A
Yield to Maturity:      N/A                   Global Security:  (X) Yes ( ) No
Initial Accrual Period OID: N/A               Exchange Rate Agent: N/A
Method Used to Determine Historical
  Exchange Rate:                              N/A
Yield to Maturity and Initial
Accrual Period OID:   N/A

(Only applicable to Floating Rate Notes):     Spread (plus or minus):  N/A
 Initial Interest Rate:   N/A                 Spread Multiplier:       N/A
 Index Maturity:          N/A                 Maximum Interest Rate:   N/A
 Base Rate(s):            N/A                 Minimum Interest Rate:   N/A
  If LIBOR, Designated LIBOR Page:  N/A       Calculation Rate Agent:  N/A
  ( ) LIBOR Reuters
  ( ) LIBOR Telerate                          Name of Agent:  Morgan Stanley & Co.
                                                 Incorporated

Index Currency:  U.S. Dollars                 Agents' Aggregate Discount or Commission:
Interest Reset Period:   N/A                     $18,750.00
Interest Reset Dates:    N/A                  Net Proceeds to Co:  $2,981,250.00


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( ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or ( ) ____% of Principal Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at:
(X) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of __% of the principal amount; or ( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms: